                                            EXHIBIT 4.3








                      AMENDED AND RESTATED

        CLASS A CUMULATIVE PERPETUAL INCREASING DIVIDEND
                         PREFERRED STOCK

                     SUBSCRIPTION AGREEMENT

                              among

                        EEX Capital Inc.,

                       UBS Securities LLC,

          as Placement Agent for the Holders from time
                 to time of the Preferred Stock,
                               and

                    Enserch Exploration, Inc.
                         (not an issuer)


                  _____________________________


               Effective as of September 29, 1997

                  _____________________________






   AMENDED AND RESTATED PREFERRED STOCK SUBSCRIPTION AGREEMENT

          THIS AMENDED AND RESTATED PREFERRED STOCK SUBSCRIPTION AGREEMENT (this "Agreement"), is entered into as of October 27, 1997, and effective as of September 29, 1997, by and among EEX Capital Inc., a Delaware corporation (the surviving corporation of the merger between EEX Preferred Capital Inc. and EEX Capital L.L.C.) ("EEX Capital"), a wholly owned subsidiary of Enserch Exploration, Inc., a Texas corporation ("EEX"), and UBS Securities LLC individually ("UBS") and as placement agent for the holders from time to time of the Preferred Stock (as defined below) (in such capacity, the "Placement Agent"), and amends and restates in its entirety that certain Cumulative Perpetual Increasing Dividend Preferred Interests and Class A Cumulative Perpetual Increasing Dividend Preferred Stock Subscription Agreement dated as of September 29, 1997 by and among EEX Capital, MIStS Issuer L.L.C., EEX, UBS and the Placement Agent (the "Existing Agreement").

                            RECITALS

          EEX Capital has authorized the execution and issuance of 150,000 shares of its Class A Cumulative Perpetual Increasing
Dividend Preferred Stock (the "Preferred Stock").

          On September 29, 1997, UBS purchased 75,000 shares of Preferred Stock for $75,000,000 and purchased 75,000 Cumulative Perpetual Increasing Dividend Preferred Interests of MIStS Issuer L.L.C. (the "Preferred Interests") pursuant to the Existing Agreement.


          On October 27, 1997, (i) UBS purchased an additional 75,000 shares of Preferred Stock for $75,000,000 plus accrued and unpaid dividends, (ii) EEX Capital paid in full and terminated its obligations under it subordinated promissory note made by EEX Capital in favor of MIStS Issuer L.L.C., reevidencing $75,000,000 of Indebtedness and (iii) MIStS Issuer L.L.C. redeemed the Preferred Interests in full. Accordingly, as of the date hereof, UBS owns all of the authorized, issued and outstanding shares of the Preferred Stock.

          The Preferred Stock was issued pursuant to a certificate of designations, preferences and relative, participating, optional and other special rights of preferred stock and qualifications, limitations and restrictions thereof, filed with the Secretary of State of the State of Delaware on September 29, 1997 which is being amended and restated as of the date hereof (as so amended and restated, the "Certificate of Designations").

          On the terms and subject to the conditions hereinafter set forth, the parties wish to amend and restate the Existing
Agreement as hereinafter provided to govern certain of the terms of the Preferred Stock from and after the Effective Date.

                            AGREEMENT

          Accordingly, the parties agree as follows:

                             ARTICLE
                           DEFINITIONS

          Section    Defined  Terms.  As used in this  Agreement,
the following terms shall have the meanings specified below:

          "Action" has the meaning specified in Section 10.2.

          "Additional   Costs"  means  costs  indemnified   under
Section 10.4.

          "Affected Party" means any Holder, any beneficial owner of any Holder, and their respective successors and assigns.

          "Affiliate" means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of the foregoing definition, "control" means the direct or indirect ownership of more than 50% of the outstanding capital stock or other equity interests having ordinary voting power.

          "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

          "beneficial owner" has the meaning as defined  in  Rule
13d-3 and Rule 13d-5 under the Exchange Act.

          "Benefit Plan" means any employee pension benefit plan, as defined in section 3(2) of ERISA (other than a Multiemployer
Plan), which (a) is currently or hereafter sponsored, maintained or contributed to by EEX, a Subsidiary or an ERISA Affiliate or
(b) was at any time during the six preceding years, sponsored, maintained or contributed to by EEX, a Subsidiary or an ERISA Affiliate.

          "Board"  means  the Board of Governors of  the  Federal
Reserve System of the United States or any successor.

          "Business Day" means a day other than a Saturday, a Sunday, any federal holiday or any day on which dealings in U.S.
dollar deposits are not carried out in the London interbank market.

          "Capital Lease Obligations" means, with respect to EEX or any Subsidiary of EEX (including EEX Capital), the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person in accordance with GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof.

          "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Certificate of Designations" has the meaning specified in the recitals to this Agreement and is in the form attached hereto as Exhibit A.

          "Change of Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of the Exchange Act) of 35% or more of the outstanding shares of voting stock of EEX.

          "Closing Date" means September 29, 1997.

          "Code" means the Internal Revenue Code of 1986, as amended, and any regulation promulgated thereunder.

          "Commitment" means the commitment to purchase Preferred
Stock in the Liquidation Preference amount in each case as set forth on the signature pages hereto opposite UBS' name.

          "Commitment   Letter"   means   that   certain   bridge
commitment letter, including the summary of terms attached thereto, by and among UBS, EEX, MIStS Issuer L.L.C. and EEX
Capital, effective as of September 29, 1997.

          "Common Stock" means all shares now or hereafter authorized of any class of common stock of EEX Capital, including the common stock, par value per share $100.00, and any other stock of EEX Capital, howsoever designated, authorized after the Initial Issue Date, that have the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of EEX Capital.

          "Consolidated Subsidiaries" means each Subsidiary (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of EEX in accordance with GAAP.

          "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy
Law.

          "Debt" means for EEX and its Subsidiaries (except EEX Capital), the sum of the following (without duplication): (i) all obligations for borrowed money or evidenced by bonds, debentures, mandatorily redeemable preferred stock with maturities before the Revolving Credit Termination Date (as defined in the EEX Credit Agreement), notes or other similar instruments (excluding interest, fees and charges); (ii) all obligations in respect of bankers acceptances, unreimbursed drawings on letters of credit, surety or other bonds; (iii) all Capital Lease Obligations; (iv) all Operating Lease Obligations;
(v) all financial guaranties in respect of Indebtedness of unconsolidated Affiliates and unrelated Persons; (vi) all obligations secured by a Lien on any asset, whether or not such indebtedness is assumed, but excluding obligations secured by a Lien permitted by Sections 9.02(c), (e), (f), (h), (i), (j), (k) and (l) of the EEX Credit Agreement; (vii) all production payments in connection with oil and gas properties; and (viii) all Indebtedness of Special Entities (as defined in the EEX Credit Agreement) to the extent EEX, EEX Capital is liable for such Indebtedness under GAAP or such Indebtedness is reflected on the consolidated balance sheet of EEX and/or EEX Capital; provided, however, such term shall not include Permitted Subordinated Debt.

          "Default" means any event that is, or after the passage of time or the giving of notice (or both) would be, an Event of Default.

          "Effective Date" means October 27, 1997.

          "EEX"   means  Enserch  Exploration,  Inc.,   a   Texas
corporation.

          "EEX Capital" has the meaning specified in the preamble to this Agreement.

          "EEX Credit Agreement" means that certain Credit Agreement dated as of May 1, 1995 among EEX, as borrower, The Chase Manhattan Bank, as Administrative Agent, and the lenders signatory thereto, as amended by the First Amendment dated September 19, 1996, and the Second Amendment dated June 27, 1997, and as modified by that certain letter from EEX to the Administrative Agent and in effect on the Closing Date, together with such amendments thereto as may be both adopted in accordance therewith and consented to by the Majority Holders.

          "EEX Subordination Agreement" means the subordination agreement effective as of September 29, 1997, issued by EEX Capital in favor of the administrative agent and the lenders under the EEX Credit Agreement subordinating the Subordinated Note to the "Superior Indebtedness" (as such term is defined in such subordination agreement).

          "Engagement Letter" means that certain amended and restated engagement letter agreement by and among UBS, EEX and EEX Capital effective as of September 29, 1997.

          "Environmental Laws" means any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which EEX or any Subsidiary is conducting or at any time has conducted business, or where any Property of EEX or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990, as amended, ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of EEX or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

          "ERISA"  means the Employee Retirement Income  Security
Act of 1974, as amended, and any successor statute.

          "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with EEX or a Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

          "ERISA Event" means (i) a "Reportable Event" described in section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30-day notice to the PBGC), (ii) the withdrawal of EEX, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, (v) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (vi) the partial or complete withdrawal of EEX, a Subsidiary or any ERISA Affiliate from a Multiemployer Plan.

          "Event of Default" means any event specified in Section
8.1.

          "Exchange  Act"  means the Securities Exchange  Act  of
1934, as amended.

          "Fee Letter" means that certain amended and restated fee letter agreement by and among UBS, EEX and EEX Capital, effective as of September 29, 1997.

          "Financial Statements" means the financial statement or statements of EEX and its Consolidated Subsidiaries described or referred to in Section 4.1.

          "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Governmental Requirement" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

          "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

          "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "Holder" means the record holder of one or more shares of Preferred Stock, as shown on the books and records of EEX
Capital.

          "Incur" has the meaning specified in Section 5.2.

          "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, whether or not evidenced by a bond, note or similar instrument, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capital Lease Obligations,
(vi) obligations for which such Person is obligated pursuant to a Guarantee or pursuant to a letter of credit, (vii) Hedging Obligations, and (viii) Mandatorily Redeemable Obligations.

          "Indemnified  Party"  has  the  meaning  specified   in
Section 10.1.

          "Indemnifying  Parties" has the  meaning  specified  in
Section 10.1

          "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

          "Liquidated Damages" means any and all liquidated damages then owing pursuant to any of the Transaction Documents.

          "Liquidation Preference" means $1,000.00 per share of Preferred Stock.

          "Loan  Documents" has the meaning specified in the  EEX
Credit Agreement.

          "Majority  Holders"  means a  majority  in  Liquidation
Preference of the Holders of the Preferred Stock.

          "Mandatorily Redeemable Obligation" means, with respect to any Person, an obligation of such Person or any of its Subsidiaries to the extent that it is redeemable, payable or required to be purchased or otherwise retired or extinguished (a) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (b) at the option of any Person other than such Person or such Subsidiary, or (c) upon the occurrence of a condition not solely within the control of such Person or such Subsidiary, such as a redemption required to be made out of future earnings.

          "Material Adverse Effect" means any material and adverse change in the financial condition, business or results of operations of EEX and its Subsidiaries (including EEX Capital) taken as a whole which makes EEX unable to perform its obligations under the Subordinated Note.

          "Multiemployer Plan" means a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA which is, or within the six preceding years was, contributed to by EEX, a Subsidiary or an ERISA Affiliate.

          "Net Cash Proceeds" means the aggregate cash proceeds received (including any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or otherwise, but only as and when received) from any Capital Market Transaction, net of (i) all commissions (including any underwriters' discounts) and (ii) other ordinary and reasonable fees and expenses (including legal fees and expenses) incurred as a consequence of such Capital Market Transaction.

          "Obligations" means any principal, interest, penalties, fees (including, but not limited to, reasonable fees and expenses of counsel), indemnifications, reimbursements, damages and other liabilities payable under the documentation governing and Indebtedness.

          "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Managing Member, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

          "Officer's Certificate" means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of such Person, who must be the Chief Executive officer, the Chief Financial officer, the Treasurer or the Principal accounting officer of such Person that meets the requirements of
Section 13.4.

          "Operating Lease Obligations" means, as to EEX or any direct or indirect Subsidiary, the obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are not required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person and, the purposes of this Agreement, the amount of such obligations shall be the discounted present value of the lease payments, discounted in the same manner a capital lease would be discounted according to GAAP.

          "Opinion of Counsel" means, with respect to any Person, an opinion from legal counsel to such Person that is reasonably acceptable to the Majority Holders on the applicable date.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "Permanent Securities" means any securities or other obligation issued by EEX Capital to redeem or otherwise retire the Preferred Stock in accordance with the terms and conditions of the Fee Letter.

          "Permitted Subordinated Debt" means Debt of EEX or another Subsidiary (other than EEX Capital) subordinated to the Indebtedness on terms substantially similar to the terms set forth in the EEX Subordination Agreement.

          "Person" means any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

          "Placement Agent" has the meaning specified in the preamble to this Agreement.

          "Plan" means each Benefit Plan and Multiemployer Plan.

          "Preferred Stock" has the meaning specified in the recitals to this Agreement.

          "Preferred   Stock   Register"   means   the   register
maintained  by  EEX  Capital  pursuant  to  the  Certificate   of
Designations.

          "Prohibited Issuance" means an issuance of securities or incurrence of Indebtedness in violation of the covenant set forth in Section 5.2.

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Redemption Price" means the Liquidation Preference, plus (i) accrued and unpaid dividends to the date of redemption and (ii) any Additional Costs.

          "Relevant Parties" means EEX, EEX Capital and each of their respective Subsidiaries (if any).

          "Responsible Officer" means as to EEX or any Subsidiary, the Chief Executive Officer, the President or any Vice President of EEX Capital and, with respect to financial matters, the term "Responsible Officer" shall include the Chief Financial Officer, Controller, Vice President, Finance, Treasurer or Treasury Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of EEX.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Senior Debt" means the principal (whether denominated as principal, monthly rental or other notional quantity), premium, if any, and unpaid interest on, and any reasonable fees or costs related to, (a) any Debt of EEX and its Subsidiaries (other than EEX Capital), whether outstanding on the date hereof or hereafter created, which is incurred, assumed, or guaranteed in compliance with the EEX Credit Agreement, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Note, and
(b) renewals, extensions, modifications and refundings of any such Debt. For the avoidance of doubt, Debt which is created, incurred, assumed, or guaranteed in violation of terms of the EEX Credit Agreement shall not constitute Senior Debt, and Debt which is created, incurred, assumed, or guaranteed in compliance with the terms of the EEX Credit Agreement Debt shall at all times constitute Senior Debt, notwithstanding any event or circumstance which may subsequently occur which would constitute the creation, incurrence, assumption or guarantee of such Debt at such time a violation of the EEX Credit Agreement.

          "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule
1-02  of  Regulation S-X, promulgated pursuant to the  Securities
Act, as such Regulation is in effect on the date hereof.

          "Special Entity" means any joint venture, limited liability company, general or limited partnership or any other type of partnership or company in which EEX or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns at least a majority of the equity of such entity.

          "Stock   Registration  Rights  Agreement"   means   the
registration rights agreement, dated as of September 29, 1997, between EEX Capital and the Placement Agent on behalf of the Holders, in the form attached as Exhibit D.

          "Subordinated Note" means the subordinated debenture issued by EEX and held by EEX Capital evidencing $150.0 million of Permitted Subordinated Debt, effective as of September 29,
1997.

          "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

          "Subsidiary Guarantor" means any Subsidiary or  Special
Entity that has executed a Subsidiary Guaranty Agreement.

          "Subsidiary  Guaranty  Agreement"  means  any  Guaranty
Agreement executed by a Subsidiary or a Special Entity as required by the EEX Credit Agreement.

          "Transaction  Documents"  means  this  Agreement,   the
Certificate of Designations, the Preferred Stock, the  Engagement
Letter, the Fee Letter, the Stock Registration Rights Agreement, the Subordinated Note and the EEX Subordination Agreement.

          "UBS" has the meaning specified in the preamble to this Agreement.

          "Voting Stock" means, with respect to any Person at any time, the Capital Stock of such Person that is at such time entitled to vote in the election of the board of directors of such Person.

          "Voting Rights Trigger Event" means a voting rights trigger event as defined in the Certificate of Designations.

          "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

          Section    Interpretation.   In  this  Agreement,   the
singular includes the plural and the plural includes the singular; words implying any gender include the other genders; references to any section, exhibit or schedule are to sections, exhibits or schedules hereto unless otherwise indicated; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a visible form; "including" following a word or phrase shall not be construed to limit the generality of such word or phrase; and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP as in effect from time to time.

                             ARTICLE
                 REPRESENTATIONS AND WARRANTIES

          As of the Closing Date (after giving pro forma effect to the Transaction Documents, the issuance of the Preferred Stock and the application of the proceeds thereof, and the transactions contemplated hereby and thereby) and as of the Effective Date, each of EEX and EEX Capital hereby agrees with, and represents and warrants to, the Placement Agent and the Holders as follows:

          Section   Due Authorization and Enforceability.

                Each of the Transaction Documents (i) has been duly authorized, executed and delivered by each Relevant Party to the extent a party thereto and (ii) constitutes a valid and binding obligation of such Relevant Party, enforceable against each of them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity (whether arising under a proceeding at law or in equity).

                The  shares  of  Preferred Stock have  been  duly
authorized  by  EEX  Capital and, when issued  and  paid  for  in accordance with the terms hereof will be fully paid, nonassessable and entitled to the rights, privileges and preferences set forth in the Certificate of Designations, and the issuance of such shares will not be subject to any preemptive or similar rights.

                The Certificate of Designations has been duly authorized by all necessary corporate and stockholder action.

          Section   Private Offering; Rule 144A Matters.

                 Based in part on the accuracy of the representations of UBS in Section 7.1, the sale of the Preferred Stock hereunder is and will be exempt from the registration and prospectus delivery requirements of the Securities Act. Each Preferred Security shall bear the following legend.

          "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE
          UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NEITHER BE OFFERED, SOLD NOR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM NOR BE OFFERED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON OR ENTITY PRIMARILY ENGAGED, DIRECTLY OR INDIRECTLY, IN THE OIL AND GAS EXPLORATION INDUSTRY OTHER THAN THE CORPORATION OR ANY OF ITS AFFILIATES. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT
          (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) (a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, OR (c) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES AT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE
          REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER
          APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE."

                The Preferred Stock will be eligible for resale pursuant to Rule 144A under the Securities Act.

          Section Existence. Each of EEX and EEX Capital: (i) is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of the jurisdiction of its formation; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

          Section Financial Condition. The audited balance sheet of EEX as at December 31, 1996 and the related statements of operations, cash flows and changes in partners' capital and common shareholders' equity of EEX and its predecessor for each of the three years in the period ended on said date, with the opinion thereon of Deloitte & Touche LLP and the unaudited interim financial statements of EEX at June 30, 1997 heretofore furnished to the Placement Agent and each of the Holders, are complete and correct and fairly present the financial condition of EEX as at said date and the results of operations and cash flows of EEX and its predecessor for the stated periods then ended, all in accordance with GAAP, subject, in the case of the interim financial statements, to normal year-end adjustments. Except as contemplated by the Commitment Letter, neither EEX nor EEX Capital has on the Closing Date or on the Effective Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements. Since June 30, 1997 to the Effective Date, there has been no change or event having a Material Adverse Effect. Since the date of the Financial Statements to the Effective Date, neither the business nor the Properties of EEX or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

          Section Litigation. As of the Closing Date, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of EEX threatened against or affecting EEX or any of its Subsidiaries which involves the possibility of any judgment or liability against EEX or any of its Subsidiaries not fully covered by insurance (except for normal deductibles), and which would have a Material Adverse Effect.

          Section No Breach. Neither the execution and delivery of the Transaction Documents to which EEX, EEX Capital or any of their respective Subsidiaries is a party, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Effective Date under, the respective charter or by-laws or other organizational documents of EEX, any Subsidiary or EEX Capital or any Governmental Requirement or any agreement or instrument for borrowed money to which any of the foregoing is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of EEX, any Subsidiary or EEX Capital pursuant to the terms of any such agreement or instrument.

          Section Authority. EEX and EEX Capital have all necessary power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; and the execution, delivery and performance by any of the foregoing of the Transaction Documents to which it is a party, have been duly authorized by all necessary corporate or member action on its part; and the Transaction Documents constitute the legal, valid and binding obligations of EEX and EEX Capital, enforceable in accordance with their terms, except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally.

          Section Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by EEX or EEX Capital of the Transaction Documents or for the validity or enforceability thereof.

          Section    ERISA.   As of the Closing Date,  except  as
would not have a Material Adverse Effect:

                EEX, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

               No act, omission or transaction has occurred which could result in imposition on EEX, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

                No liability to the PBGC (other than for the payment of current premiums which are not past due) by EEX, any Subsidiary or any ERISA Affiliate has been or is expected by EEX, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred which could result in a liability of EEX, any Subsidiary or any ERISA Affiliate.

               Full payment when due has been made of all amounts which EEX, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Benefit Plan.

                 The actuarial present value of the benefit liabilities under each Benefit Plan which is subject to Title IV of ERISA does not, as of the end of EEX's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Benefit Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

                Neither EEX nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, within the meaning of Title IV of ERISA.

               Neither EEX nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

          Section Taxes. Each of EEX and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and has paid all material taxes due pursuant to such returns or pursuant to any assessment received by EEX or any Subsidiary except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and
against  which  adequate  reserves  are  being  maintained.   The
charges, accruals and reserves on the books of EEX and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of EEX, adequate. No tax lien has been filed and, to the knowledge of EEX and EEX Capital, no claim is being asserted with respect to any such tax, fee or other charge.

          Section   Titles, etc.  To the best of EEX's knowledge:

                 Each  of  EEX  and  EEX  Capital  has  good  and
defensible  title  to  its  material  (individually  or  in   the
aggregate) Properties in all material respects, free and clear of all Liens except Liens permitted by Section 5.5.

                All leases and agreements necessary for the conduct of the business of EEX and EEX Capital are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of EEX and EEX Capital.

                The rights, properties and other assets presently owned, leased or licensed by EEX and EEX Capital, including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit EEX and EEX Capital to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

          Section No Material Misstatements. No information, exhibit or report furnished to the Placement Agent or any Holder by or on behalf of EEX or any of its Subsidiaries in connection with the negotiation and administration of this Agreement contains any material misstatement of fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

          Section   Investment Company Act.  Neither EEX nor  EEX
Capital is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment
Company Act of 1940, as amended.

          Section Subsidiaries and Partnerships. On the Closing Date and the Effective Date, except as set forth on
Schedule 2.14, EEX has no Subsidiaries and neither EEX nor any Subsidiary has any interest in any general or limited partnerships, but excluding solely tax partnerships and oil and gas joint ventures under joint operating agreements.

          Section Public Utility Holding Company Act. Neither EEX nor EEX Capital is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section Defaults. As of the Closing Date, neither EEX nor any of its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any agreement or instrument for borrowed money to which any of the foregoing is a party or by which it is bound. No Default has occurred and is continuing.

          Section    Environmental Matters.  As  of  the  Closing
Date, except as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

                Neither any Property of EEX or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

                 Without limitation of clause (a) above, no Property of EEX or any Subsidiary nor the operations currently conducted thereon or, to the best knowledge of EEX, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

                 All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of EEX and each Subsidiary, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and EEX and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

               All hazardous substances, solid waste, and oil and
gas exploration and production wastes, if any, generated at any and all Property of EEX or any Subsidiary have in the past been transported, treated and disposed of in accordance with
Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of EEX, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

                EEX has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of EEX or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

                To the extent applicable, all Property of EEX and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date or the Effective Date to be imposed by OPA during the term of this Agreement, and EEX does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

                Neither EEX nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

          Section Compliance with Laws. As of the Closing Date, neither EEX nor any of its Subsidiaries has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

          Section    Subordination.   The  Liabilities  and   the
obligations of EEX under the Subordinated Note are subordinated to Senior Debt.

                             ARTICLE
         SALE AND OPTIONAL REPAYMENT OF PREFERRED STOCK

          Section Sale of the Preferred Stock. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, to the extent not already consummated under the Existing Agreement, EEX Capital sold to UBS, and UBS purchased from EEX Capital, shares of Preferred Stock with an aggregate Liquidation Preference equal to UBS' Commitment, at an aggregate purchase price equal to 100% of such Liquidation Preference.

          Section Indemnity. EEX and EEX Capital jointly and severally agree to indemnify each Affected Party and to hold each Affected Party harmless from and against any loss or expense which such Holder may sustain or incur as a consequence of (a) the failure by EEX Capital to issue the additional 75,000 shares of the Preferred Stock on the Closing Date, (b) default by EEX Capital in making any redemption after EEX Capital has given a notice thereof in accordance with the provisions of the Certificate of Designations, or (c) the making of any dividend or redemption payment on any date other than a dividend payment date. Such indemnification may include an amount equal to such Affected Party's actual loss and expenses incurred (excluding lost profits) in connection with, or by reason of, any of the foregoing events. A certificate as to any amounts payable pursuant to this Section 3.2 submitted to EEX Capital by any Affected Party shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the redemption of all outstanding shares of the Preferred Stock and all other amounts payable hereunder.

          Section Method of Payment. All obligations arising under the Transaction Documents shall be payable by wire transfer in immediately available funds to the account of the Holder, designated in a written notice to EEX Capital at least three Business Days prior to the due date therefor.

          Section Payment on Business Days. If any payment to be made hereunder or under any share of Preferred Stock shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (and such extension of time shall be included in computing dividends in connection with such payment).

                             ARTICLE
                      AFFIRMATIVE COVENANTS

          Section   Financial Statements.  EEX shall deliver,  or
shall cause to be delivered, to the Placement Agent and each of the Holders:

                As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of EEX, (i) EEX's Form 10-K filed with the SEC or (ii) the audited consolidated statements of income, shareholders' equity, and cash flows of EEX and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheet of EEX and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures as of the end of and for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Majority Holders which opinion shall state that said financial statements fairly present the consolidated financial condition, results of operations and cash flows of EEX and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.

               As soon as available and in any event within sixty
(60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of EEX, (i) EEX's Form 10-Q filed with the SEC or (ii) unaudited consolidated statements of income, shareholders' equity, and cash flows of EEX and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition, results of operations and cash flows of EEX and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments).

                As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of EEX Capital, the unaudited balance sheet of EEX Capital as at the end of such fiscal year accompanied by the related Certificate of a Responsible Officer which certificate shall state that said financial statements fairly present the financial condition of EEX Capital at the end of, and for, such fiscal year.

               Promptly after a Responsible Officer of EEX or EEX
Capital knows that any Default has occurred, a notice of such Default, describing the same in reasonable detail and the action
EEX and EEX Capital propose to take with respect thereto.

                 Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by EEX to stockholders generally and each regular or periodic report and any registration statement or prospectus in respect thereof filed by EEX with or received by EEX in connection therewith from any securities exchange or the SEC or any successor agency, including without limitation, Form 10-K's and Form 10-Q's.

          EEX and EEX Capital will furnish to the Placement Agent and each of the Holders, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and
(ii) setting forth in reasonable detail the computations necessary to determine whether EEX is in compliance with Section
5.1 as of the end of the respective fiscal quarter or fiscal year.

          Section Litigation. EEX shall promptly give to the Placement Agent and each of the Holders, notice of all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting EEX or any of its Subsidiaries except proceedings which, if adversely determined, would not have a Material Adverse Effect.

          Section   Maintenance, Etc.

                EEX and EEX Capital shall preserve and maintain their corporate existence and all of their respective material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; during the continuance of an Event of Default and upon reasonable notice, permit representatives of the Holders, during normal business hours, to examine its books and records, to inspect its Properties, and to discuss its business and affairs with its financial officers, all to the extent reasonably requested by the Placement Agent (at the direction of the Majority Holders), copy and make extracts of its books and records; and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, pollution liability insurance to the extent reasonably available. EEX Capital shall not engage in any activity except as contemplated by the Transaction Documents.

                 Contemporaneously with the delivery of the financial statements required by Section 4.1(a) to be delivered for each year, EEX will furnish or cause to be furnished to the Placement Agent a certificate of insurance coverage from insurers and, if requested, will furnish the Placement Agent copies of the applicable policies.

          Section   Environmental Matters.

                EEX will, and will cause each Subsidiary to, establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of EEX and its Subsidiaries and the operations conducted thereon and other activities of EEX and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

                EEX and EEX Capital will promptly notify the Holders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which EEX has knowledge in connection with any Environmental Laws which may have a Material Adverse Effect.

          Section Further Assurances. EEX and EEX Capital will cure promptly any defects in the creation and issuance of the Subordinated Note, the Preferred Stock and the execution and delivery of the other Transaction Documents. EEX and EEX Capital, at their expense, will promptly execute and deliver to the Holders upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of EEX and EEX Capital in the other Transaction
Documents,  or  to  correct  any  omissions  in  the  Transaction
Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

          Section ERISA Information and Compliance. If any of the following would result in a Material Adverse Effect, EEX will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Placement Agent and each of the Holders: (i) immediately upon becoming aware of the occurrence of any ERISA Event which could result in a liability of EEX, any Subsidiary or any ERISA Affiliate having a Material Adverse Effect (individually or in the aggregate with respect to all ERISA Events), a written notice signed by a Responsible Officer of EEX, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action EEX, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (ii) promptly after request by the Placement Agent (at the direction of the Majority Holders), a true and correct copy of each actuarial report for any Plan and each annual report for any Multiemployer Plan, (iii) immediately upon receipt of a notice from a Multiemployer Plan regarding the imposition of Withdrawal Liability having a Material Adverse Effect, a true and complete copy of such notice, (iv) immediately upon becoming aware that a Multiemployer Plan has been terminated, that the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or that the PBGC has instituted or intends to institute proceedings under section 4042 of ERISA to terminate a Multiemployer Plan which occurrence would have a Material Adverse Effect, a written notice signed by a Responsible Officer of EEX, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature of such occurrence and any other information relating thereto requested by the Placement Agent (at the direction of the Majority Holders), and (v) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Benefit Plan.

          Section    Compliance with Engagement  Letter  and  Fee
Letter. EEX and EEX Capital shall, and shall cause each of their respective Subsidiaries to comply with the provisions of the Engagement Letter and Fee Letter.

          Section Notice of Default. EEX and/or EEX Capital shall provide written notice to the Placement Agent of any of the Default or Event of Default under any of the Transaction
Documents or the EEX Credit Agreement at the same time such entity provides such notice to the agent under the EEX Credit Agreement or any similar entity.

          Section    Liquidation of MIStS Issuer L.L.C.  EEX  and
EEX Capital shall liquidate and dissolve MIStS Issuer L.L.C. as soon as practicable after the Effective Date, but in no event any later than October 31, 1997.

                             ARTICLE
                       NEGATIVE COVENANTS

          So long as any of the Preferred Stock is outstanding or any obligation in respect of any of the Preferred Stock shall be unpaid, EEX and EEX Capital covenant and agree with the Placement
Agent and each Holder as follows:

          Section Debt to EEX Capital Ratio. EEX will not permit its ratio ("Debt to EEX Capital Ratio") expressed as a percentage of (i) Debt of EEX and its Consolidated Subsidiaries on a consolidated basis ("Consolidated Debt") to (ii) the sum of Consolidated Debt plus Net Worth to exceed 60% at any time; provided that in no event will Consolidated Debt ever exceed $1,000,000,000.

          Section     Limitation  on  Incurrence  of   Additional
Indebtedness and/or Debt and Issuance of Capital Stock.

                 Except as contemplated by the Transaction Documents, EEX Capital shall not directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness or issue any shares of Capital Stock (other than (i) the issuance of the Permanent Securities and (ii) the incurrence of Indebtedness owing to Affiliates of up to $10.0 million in aggregate principal amount) unless, in each of the foregoing cases, the proceeds thereof are used to redeem the Preferred Stock in full.

                Notwithstanding  the fact  that  the  EEX  Credit
Agreement may permit incurrences and issuances by EEX of Permitted Subordinated Debt and Capital Stock, EEX shall not, directly or indirectly, incur additional subordinated Debt or issue any shares of Capital Stock (other than treasury stock or issuances of common stock of EEX employee benefit plans) unless, in each of the foregoing cases, the proceeds thereof are used to repay the Preferred Stock in full.

          Section   Line of Business.

                EEX Capital shall not directly or indirectly, engage in any line of business other than the businesses conducted on the Closing Date and businesses reasonably related thereto or incidental thereto.

                 Except as contemplated by the Transaction Documents, EEX Capital shall not, directly or indirectly, engage in any activity or line of business other than holding the Subordinated Note, and enforcing remedies thereunder in accordance  with  the  terms  thereof  but  subject  to  the  EEX
Subordination Agreement.

          Section Payments for Consents. EEX Capital shall not directly or indirectly, pay or cause to be paid as consideration, whether by way of divided, fee or otherwise, to any Holder of any Preferred Stock for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Certificate of Designations, this Agreement, the Preferred Stock unless such consideration is offered to be paid or is paid to all Holders of Preferred Stock that consent, waive or agree to amend in the time fame set forth in the solicitation documents relating to such consent, waiver or amendment.

          Section   Liens.  Except as expressly permitted in this
Section 5.5, EEX and EEX Capital will not at any time, directly or indirectly, create, assume or suffer to exist, and will not cause, suffer or permit any Subsidiary Guarantor as long as it remains a Subsidiary Guarantor, directly or indirectly, to create, assume or suffer to exist, except in favor of EEX, any Lien upon any of its Properties (now owned or hereafter acquired), without making effective provision (and EEX covenants that in any such case it will make or cause to be made effective provision) whereby the Indebtedness and any other Debt of EEX or any Subsidiary Guarantor then entitled thereto shall be secured by such Lien equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any such other obligations or indebtedness shall be so secured. Nothing in this Agreement shall be construed to prevent EEX or any Subsidiary Guarantor without so securing the amounts outstanding hereunder, from creating, assuming or suffering to exist the following Liens, to which the provisions of this paragraph shall not be applicable:

                 Liens upon any Property presently owned or hereafter acquired, created at the time of acquisition to secure a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by EEX or one of its Subsidiary Guarantors, provided that every such Lien shall apply only to the Property so acquired and fixed improvements thereon;

                any extension, renewal or refunding of any Lien permitted by Section 5.5(a), if limited to the same Property subject to, and securing not more than the amount secured by, the Lien extended, renewed or refunded;

                the pledge of current assets in the ordinary course of business, to secure current liabilities;

                Liens upon (i) Property, to secure obligations to pay all or a part of the purchase price of such Property only out of or measured by the production, or the proceeds of such production, from such Property of oil or gas or products or by-products thereof, or (ii) the production from Property of oil or gas or products or by-products thereof, or the proceeds of such production, to secure obligations to pay all or a part of the expenses of exploration, drilling or development of such Property only out of such production or the proceeds of such production;

                mechanics' or materialmen's liens, good faith deposits in connection with tenders, leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for the payment of taxes or assessments or similar charges, Liens given in connection with bid or completion bonds; provided that such obligations secured are not yet due or are being contested in good faith by appropriate action and against which an adequate reserve has been established;

                any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation for any purposes at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable EEX or a Subsidiary to maintain self-insurance or to participate in any funds established to cover any insurance risks or in connection with workmen's compensation, unemployment insurance, old age pensions or other social security, or to share in the privileges or benefits required for companies participating in such arrangements; provided that such obligations secured are not yet due or are being contested in good faith by appropriate action and against which an adequate reserve has been established;

                the pledge or assignment of accounts receivable, including customers' installment paper, to banks or others made in the ordinary course of business (including to or by a Subsidiary which is principally engaged in the business of financing the business of EEX and its Subsidiaries);

                the Liens of taxes or assessments for the then current year or not at the time due, or the Liens of taxes or assessments already due but the validity of which is being contested in good faith by appropriate action and against which an adequate reserve has been established;

                any  judgment or Lien against EEX or a Subsidiary
Guarantor, so long as the finality of such judgment is being contested in good faith by appropriate action and the execution thereon is stayed;

               assessments or similar encumbrances, the existence of which does not impair the value or the use of the Property subject thereto for the purposes for which it was acquired;

                landlords' liens on fixtures and movable Property located on premises leased by EEX or a Subsidiary Guarantor in the ordinary course of business so long as the rent secured thereby is not in default;

                Liens on the assets of any limited liability company organized under a limited liability company act of any state in which a limited liability company is treated as a partnership for federal income tax purposes; provided that neither EEX nor any Subsidiary Guarantor is liable for the Debt of such limited liability company; and

                other Liens on any Properties of EEX or any Subsidiary with an aggregate value not exceeding 1% of the book value of the total assets of EEX on a consolidated basis.

          Section    ERISA Compliance.  EEX and the  Subsidiaries
will not at any time:

               Engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which EEX, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

                Terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan in a manner, or take any other action with respect to any Benefit Plan, which could result in any liability of EEX, a Subsidiary or any ERISA Affiliate to the PBGC;

                Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, EEX, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

                Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Benefit Plan;

                Permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Benefit Plan maintained by EEX, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Benefit Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA;

                Incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 4062, 4063, or 4064 of ERISA;

                Amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that EEX, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; or

               Incur or permit Withdrawal Liability and liability
in   connection  with  a  reorganization  or  termination  of   a
Multiemployer  Plan  of  EEX,  the  Subsidiaries  and  the  ERISA
Affiliates;

provided, however, that the transactions, events and occurrences described in this Section 5.6 shall be permitted so long as such transactions, events and occurrences (individually and in the aggregate) will not result in a Material Adverse Effect.

          Section Environmental Matters. Neither EEX nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under, any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

          Section Transactions with Affiliates. Neither EEX nor any Subsidiary Guarantor will enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of Property including the purchase or sale of oil and gas properties and hydrocarbons or the rendering of any service, with any Affiliate unless such transactions are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

          Section Restrictive Dividend Agreements. Neither EEX nor EEX Capital will create, incur, assume or suffer to exist any financing agreement (other than this Agreement and the other Transaction Documents) which in any way restricts EEX or EEX Capital from paying dividends to their respective stockholders.

                             ARTICLE
                   CONDITIONS TO EFFECTIVENESS

          Section    Effectiveness.  This Agreement shall  become
effective as of the Effective Date when each of the following conditions precedent has been satisfied:

                Documentation; Legal Matters; Etc. All matters relating to the transactions contemplated hereby shall be satisfactory to UBS, and UBS shall have received such additional certificates, legal and other opinions and documentation as they shall reasonably request.

               Consent under EEX Credit Agreement. The requisite lenders party to the EEX Credit Agreement shall have amended the EEX Credit Agreement to permit the merger of a Subsidiary of the Company if the Subsidiary is the survivor of such merger.

                Approvals and Consents.  All governmental, quasi-
governmental, equity holder and third-party approvals and consents necessary or desirable in connection with the transactions contemplated hereby shall have been received and shall be in full force and effect.

                Certificate of Designations.  The Certificate  of
Designations shall have been amended and restated in the form of Exhibit A hereto and filed with the Delaware Secretary of State.

                Litigation, etc. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that, in the opinion of UBS, affects the transactions contemplated hereby, or that could have a Material Adverse Effect on the Relevant Parties (including any such action, suit, investigation, litigation or proceeding which, in the reasonable opinion of UBS, is likely to result in such a Material Adverse Effect) or any of the transactions contemplated hereby.

                Legal Opinions. The Placement Agent and each of the Holders shall have received such legal opinions as it may reasonably request (including opinions from counsel to EEX and EEX Capital), as Exhibit E and satisfactory to the Majority Holders on the date when delivered.

                Subordination  of  the  Subordinated  Note.   The
Subordinated Note shall have been subordinated to Senior Debt.

                             ARTICLE
                TRANSFER OF THE PREFERRED STOCK;
                   REPRESENTATIONS OF HOLDERS

          Section Transfer of Preferred Stock. UBS represents and agrees that it is purchasing the Preferred Stock for its own account and with investment intent and that it will not, directly or indirectly, transfer, sell, assign, pledge or otherwise dispose of such Preferred Stock unless such transfer, sale, assignment, pledge or other disposition is made (i) pursuant to an effective registration statement under the Securities Act or
(ii) pursuant to an available exemption from registration under, or otherwise in compliance with, the Securities Act. UBS also represents and warrants to EEX Capital that it (i) is an "accredited investor" (as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act) (ii) has been given or has had access to the information described in Rule 502 of Regulation D promulgated under the Securities Act, and (iii) has been given the opportunity to ask any question of management of the Relevant Parties that UBS may have. UBS and each of the Interim Purchasers acknowledges that the Preferred Stock certificates will bear a legend (as set forth in Exhibit A to the LLC Agreement or Section 13(a) of the Certificate of Designations, as the case may be) restricting the transfer thereof for so long as may be required by the Securities Act.

          Subject to the provisions of the previous paragraph (including the terms of the legend referred to therein and applicable law), each of the Relevant Parties agrees that UBS and each subsequent Holder will be free to sell or transfer all or any part of the Preferred Stock to any third party and to pledge any or all of the Preferred Stock to any commercial bank, other institutional lender, qualified institutional buyer or accredited investor.

                             ARTICLE
                        EVENTS OF DEFAULT

          Section    Events  of Default.  An "Event  of  Default"
with respect to the Preferred Stock shall occur if:

               an "Event of Default" as defined in the EEX Credit
Agreement;

                EEX Capital fails to pay any dividend on any of the shares of Preferred Stock, in each case on or within 30 days after the same is due;

                EEX Capital fails to make any Change of Control redemption within the time periods provided in the Certificate of Designations and the LLC Agreement, as applicable;

                EEX,  EEX  Capital  or any  of  their  respective
Subsidiaries consummates a Prohibited Issuance;

                any "Maturity Event" under and as defined in the Subordinated Note shall occur; or

                any of the Relevant Parties fails to observe or perform any of its covenants or agreements (other than those set forth in clauses (a) through (e) above) contained in any of the Transaction Documents and such failure continues for a period of 60 Business Days following the earlier of (i) written notice to EEX Capital of such failure by the Placement Agent or any Holder of outstanding Preferred Stock or (ii) the date on which such failure is discovered by such Relevant Party; (except that breach of the covenants described in Section 4.9 and Section 12.1 hereof shall not be entitled to any such cure period).

          Section Rights and Remedies. The occurrence of an Event of Default under this Agreement shall trigger those rights and remedies available to Holders pursuant to the provisions of
the  LLC  Agreement  or  the  Certificate  of  Designations,   as
applicable.

          Section Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Placement Agent or Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

          Section Delay or Omission Not Waiver. No delay or omission by the Placement Agent or any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Placement Agent or the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Placement Agent or the Holders.

          Section Waiver of Past Defaults. Subject to Section 13.3, the Placement Agent (at the direction of the Majority Holders) by written notice to EEX Capital may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

          Section Rights of Holders to Receive Payment. Notwithstanding anything to the contrary contained in this Agreement, the LLC Agreement or the Certificate of Designations, the right of any Holder to receive payment of dividends on the Preferred Stock held by such Holder, on or after the respective due dates expressed in the Preferred Stock, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

                             ARTICLE
                           TERMINATION

          Section    Termination.  This Agreement shall terminate
upon  redemption in full of the Preferred Stock at the Redemption
Price.

          Section Liability. If this Agreement is terminated pursuant to Section 9.1, such termination shall be without liability of any party to any other party, except that, whether or not the transactions contemplated by this Agreement are consummated: (i) each of EEX and EEX Capital, jointly and severally, agrees to reimburse the Placement Agent for all its reasonable out-of-pocket expenses pursuant to Section 13.1 and the Commitment Letter and (ii) the indemnity provisions contained in Article X shall remain operative and in full force and effect.

                             ARTICLE
                            INDEMNITY

          Section Indemnification. EEX and EEX Capital (each, an "Indemnifying Party" and, collectively, the "Indemnifying Parties") jointly and severally agree to indemnify and hold harmless the Placement Agent, UBS and all subsequent the Holders, each of their respective controlling persons and each director, officer, employee, affiliate and agent thereof (each, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject relating to or arising out of or in connection with the transactions contemplated by the Transaction Documents (including the use of the proceeds from the sale of the Preferred Stock) or any related transaction, and to reimburse each Indemnified Party, promptly upon demand, for expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened loss, claim, damage or liability, or any litigation, proceeding or other action in respect thereof, including any amount paid in settlement of any litigation, proceeding or other action (commenced or threatened) to which the Indemnifying Parties shall have consented in writing (such consent not to be unreasonably withheld) whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the indemnity contained in this
Article X will not apply to any Indemnified Party with respect to losses, claims, damages, liabilities or related expenses arising from the willful misconduct or gross negligence of such Indemnified Party.

          Section   Notice of Action.

                Promptly after receipt by an Indemnified Party of written notice with respect to the commencement of any investigation, claim, litigation, proceeding or other action (collectively, an "Action") with respect to which such
Indemnified  Party  may  seek  indemnification  hereunder,   such
Indemnified Party shall notify the Indemnifying Parties in writing of such Action; but the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Parties from any liability that the Indemnifying Parties may have hereunder to such Indemnified Party unless such failure results in material prejudice to the Indemnifying Parties, defenses in such Action.

                Upon  receipt  of such notice by an  Indemnifying
Party, such Indemnifying Party will be entitled to participate in any Action and, to the extent it wishes, to assume the defense thereof, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this indemnity for any legal expenses subsequently incurred by such Indemnified Party in connection with such defense; provided, however, that such Indemnified Party will have the right to employ its own counsel in any such Action, and the fees and expenses of such counsel will be at the expense of such Indemnified Party; provided, further, that if (i) the employment of such counsel has been authorized by such Indemnifying Party in connection with the defense of such Action, which authorization shall not be unreasonably withheld, or (ii) the named parties in any such Action (including any impleaded parties) include any Indemnified Party and such Indemnifying Party and such Indemnified Party will have been advised by such counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to assume the defense of such Action on behalf of such Indemnified Party) or (iii) such Indemnifying Party shall not have assumed the defense of such Action and employed counsel therefor reasonably satisfactory to such Indemnified Party within a reasonable time after notice of commencement of such action, such fees and expenses will be borne by the Indemnifying Party, it being understood that such Indemnifying Party will not, in connection with any one such Action, be liable for the fees and expenses of more than one firm of attorneys in any one jurisdiction.

          Section Indemnity Not Available. If indemnification were for reason of public policy not to be available, the Indemnifying Parties and the Holders agree to contribute (in proportion to their respective commitments in the case of the Holders) to the losses, claims, damages, liabilities or expenses (or Actions in respect thereof) for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Party, on the one hand, and the Holders, on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities or expenses (or actions in respect thereof).

          Section Indemnity for Taxes, Reserves and Expenses. If after the date hereof, the adoption of any law or guideline or any amendment or change in the administration, interpretation or application of any existing or future law or guideline by any Governmental Authority charged with the administration, interpretation or application thereof, or the compliance with any request or directive of any Governmental Authority (whether or not having the force of law):

                subjects an Affected Party to any tax or changes the basis of taxation with respect to this Agreement or the Preferred Stock or payments of amounts due hereunder or thereunder or with respect to this Agreement or the Transaction Documents, (including, without limitation, any sales, gross receipts, general corporate, withholding, personal property, privilege or license taxes, and including claims, losses and liabilities arising from any failure to pay or delay in paying any such tax (unless such failure or delay results solely from such Affected Party's gross negligence or willful misconduct), but excluding federal, state or local taxes based on income or franchise taxes imposed in lieu of income taxes) incurred by such Affected Party arising out of or as a result of this Agreement or the Transaction Documents;

                imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, an Affected Party;

                shall change the amount of capital maintained or requested or directed to be maintained by an Affected Party;
     or

               imposes upon an Affected Party any other condition or expense (including, without limitation, (i) loss of margin and (ii) attorneys' fees and expenses, expenses incurred by officers or employees of an Affected Party (or any successor thereto) and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement or the Transaction Documents or the purchase, maintenance or funding of the purchase of the Preferred Stock by an Affected Party, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, reduce the rate of return on capital of, or impose any expense (including loss of margin) upon, an Affected Party with respect to this Agreement, the obligations hereunder, the Transaction Documents or the funding of the purchase of the Preferred Stock hereunder, the Affected Party may notify the Indemnifying Parties of the amount of such increase, reduction, or imposition, and the Indemnifying Parties shall pay to the Affected Party the amount the Affected Party deems necessary to compensate the Affected Party for such increase, reduction or imposition. Any Affected Party claiming additional compensation under this Section 10.4 shall deliver to EEX a certificate setting forth any additional amounts that such Affected party is entitled to receive, including a calculation thereof in reasonable detail, such certificate to be conclusive absent manifest error. Such amounts shall be due and payable by the Indemnifying Parties five (5) Business Days after such certificate is delivered.

               To avoid doubt, the parties hereto acknowledge and agree that none of EEX, EEX Capital or their Affiliates have made any representations or warranties to the Placement Agent, the Holders or any Affected Party concerning the availability, or lack thereof, of the "dividend received deduction under the Code." Accordingly, no indemnification with respect to any taxes owed, or purported to be owed, relating to such deduction shall be available under this Agreement or any Transaction Document.

          Section Survivorship of Indemnification. The provisions contained in this Article X and in Section 3.2 shall remain in full force and effect whether or not any of the transactions contemplated hereby are consummated and notwithstanding the termination of this Agreement. The amounts payable by any Indemnifying Party under this Article X shall be payable whether or not any of the transactions contemplated under this Agreement are consummated.

          Section Liability Not Exclusive; Payments. The agreements of each Indemnifying Party in this Article X shall be in addition to any liability that each may otherwise have. All amounts due under this Article X shall be payable as incurred within five (5) Business Days after such written notice is delivered.

                             ARTICLE
                       THE PLACEMENT AGENT

          Section Appointment of Placement Agent. In order to expedite the transactions contemplated by the Transaction Documents, UBS is hereby appointed to act as the Placement Agent on behalf of the Holders. Each Holder by its acceptance of Preferred Stock, irrevocably authorizes the Placement Agent to take such actions on behalf of the Holders and to exercise such powers as are specifically delegated to the Placement Agent by the terms and provisions of the Transaction Documents, together with such actions and powers as are reasonably incidental thereto. The Placement Agent is expressly authorized by each Holder hereby, and by each Holder upon its acceptance of Preferred Stock without hereby limiting any implied authority,
(a) to give notice on behalf of such Holder to EEX Capital of any Event of Default specified in this Agreement of which the Placement Agent has actual knowledge acquired in connection with its agency hereunder and (b) to distribute to each Holder copies of all notices, financial statements and other materials delivered by any of the Relevant Parties pursuant to this Agreement and the other Transaction Documents as received by the Placement Agent.

          Section No Liability as Placement Agent. Neither the Placement Agent nor any of its directors, officers, employees, beneficial owners or agents shall be liable as such to any Holder for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any of the Relevant Parties of any of the terms, conditions, covenants or agreements contained herein. The Placement Agent shall not be responsible to the Holders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Transaction Documents or any other instruments or agreements. The Placement Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by any Holder and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Holders. The Placement Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Placement Agent nor any of its directors, officers, employees or agents shall have any responsibility to EEX or EEX Capital on account of the failure of or delay in performance or breach by any Holder of any of its obligations hereunder or to any Holder on account of the failure of or delay in performance or breach by any other Holder or any of the Relevant Parties or any of their respective obligations under the Transaction Documents or in connection herewith or therewith. The Placement Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          Section No Duty to Act. Each Holder by its acceptance of Preferred Stock, acknowledges that the Placement Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Transaction Document unless it shall be requested in writing to do so by a majority in Liquidation Preference of the Holders of Preferred Stock.

          Section Successor Placement Agent. Subject to the appointment and acceptance of a successor Placement Agent as provided below, the Placement Agent may resign at any time by notifying the Holders and EEX or EEX Capital. Upon any such resignation, the Holders shall have the right to appoint a successor. If no successor shall have been so appointed by the Holders and shall have accepted such appointment within 30 days after the retiring Placement Agent files notice of its resignation, then the retiring Placement Agent may, on behalf of the Holders, appoint a successor Placement Agent, which shall be a bank having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Placement Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Placement Agent, and the retiring Placement Agent shall be discharged from its duties and obligations hereunder. After the Placement Agent's resignation hereunder, the provisions of this Article XI and Article X hereof shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Placement Agent.

          Section Rights Placement Agent as Holder of Preferred Stock. With respect to its Commitment made in its capacity as a Holder, the Placement Agent in its individual capacity and not as Placement Agent shall have the same rights and powers as any other Holder and may exercise the same as though it were not the Placement Agent, and the Placement Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Relevant Parties or other Affiliate thereof as if it were not the Placement Agent.

          Section Expenses of Placement Agent. Each Holder by acceptance of Preferred Stock, agrees that (a) the Placement Agent shall be reimbursed, on demand, for any expenses incurred for the benefit of the Holders by the Placement Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Holders, that shall not have been reimbursed by EEX or EEX Capital and (b) to indemnify and hold harmless the Placement Agent and its beneficial owners, directors, officers, employees or agents, on demand, from and against any and all suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as the Placement Agent or any of them in any way relating to or arising out this Agreement or any other Transaction Document or any action taken or omitted by it or any of them under this Agreement or any other Transaction Document, to the extent the same shall not have been reimbursed by EEX or EEX Capital; provided, however, no Holder shall be liable to the Placement Agent or any such other indemnified Person for any portion of such liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Placement Agent or any of its directors, officers, employees or agents. If no Preferred Stock are then outstanding, each Holder shall contribute an amount equal to its pro rata share of the aggregate Commitment of all of the Holders to any amounts payable to the Placement Agent pursuant to this paragraph. If any Preferred Stock is then outstanding, each Holder shall contribute an amount equal to its pro rata share of the aggregate Liquidation Preference, of all outstanding Preferred Stock to any amounts payable to the Placement Agent pursuant to this paragraph.

          Section Due Diligence by Holders. Each Holder by its acceptance of Preferred Stock, acknowledges that it has, independently and without reliance upon the Placement Agent, or any other Holder, and based on such documents and information as it has deemed appropriate, made its own investment analysis and decision to purchase the Preferred Stock. Each Holder by its acceptance of Preferred Stock, also acknowledges that it (i) will, independently and without reliance upon the Placement Agent or any other Holder, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the Transaction Documents or any related agreement or any document furnished hereunder or thereunder and
(ii) has reviewed publicly available information filed with the SEC.

                             ARTICLE
                      THE SUBORDINATED NOTE

          Section Covenants With Respect to the Subordinated Note. EEX Capital hereby agrees to deliver prompt written notice to the Placement Agent of the occurrence of a Voting Rights Trigger Event and to defend the Subordinated Note against all claims and demands of all Persons at any time claiming the same or any interest therein except as expressly provided in this
Article XII. Upon demand by the Placement Agent (at the direction of the Majority Holders) after the occurrence of a Voting Rights Trigger Event, EEX Capital agrees to deliver to the Placement Agent the originals of the Subordinated Note and the EEX Subordination Agreement. EEX Capital hereby further agrees that at any time while the Preferred Stock remains outstanding, EEX Capital will not, without the prior written consent of the Majority Holders, in any way encumber, or hypothecate, or create or permit to exist any lien, security interest or encumbrance on or other interest in the Subordinated Note except for the rights granted to the Placement Agent, for the benefit of the Holders, under this Article XII, nor will EEX Capital sell, transfer, assign, exchange or otherwise dispose of the Subordinated Note or any interest therein.

          Section Power of Attorney. EEX Capital hereby irrevocably appoints the Placement Agent as EEX Capital's agent and attorney-in-fact, coupled with an interest, with full power and authority in the place and stead of EEX Capital and in the name of EEX Capital or otherwise, from and after the occurrence of a Voting Rights Trigger Event in the Placement Agent's reasonable discretion, but at EEX's and EEX Capital's joint and several cost and expense, to:

                upon  instruction of EEX Capital or the Placement
     Agent (at the direction of the Majority Holders), make demand for payment under the Subordinated Note,

                take any actions necessary or desirable, in the Majority Holders' sole discretion, to collect, on behalf of EEX Capital, the amounts due to EEX Capital under the Subordinated Note, including compromising any amounts due thereunder and acknowledging satisfaction of the maker's liability thereunder, instruct  EEX,  as the maker of the  Subordinated
     Note, to pay all sums payable thereunder to EEX Capital,

                endorse, cash, sue upon, collect and otherwise enforce, the Subordinated Note and all instruments made payable to EEX Capital representing any payment of principal or interest thereon or any part thereof and to give full discharge for the same, and pay all reasonable costs and expenses incurred in
     the   exercise  or  enforcement  of  its  rights  hereunder,
     including reasonable attorneys' fees,

subject, in each of the foregoing cases, to the provisions of the EEX Subordination Agreement. EEX Capital shall send to the Placement Agent a copy of any written payment notice given to EEX with respect to the Subordinated Note, concurrently with sending such notice to EEX. The Placement Agent shall only be accountable for monies which it actually receives as attorney-in-fact for EEX Capital from or out of the Subordinated Note. The power of attorney granted herein shall automatically terminate and be of no further force and effect upon redemption for value of the Preferred Stock and payment of all accrued and unpaid dividends thereon and any other fees, expenses, LIBOR breakage fees and Additional Costs owing to the Placement Agent or the Holders in accordance with this Agreement in connection with the Preferred Stock. EEX hereby acknowledges receipt of notice of the foregoing power of attorney, agrees to comply with any payment instructions it receives from the Placement Agent following a Voting Rights Trigger Event, as attorney-in-fact for EEX Capital, and hereby agrees that it will not assert against the Subordinated Note any right of setoff, defense or counterclaim it may have against EEX Capital, whether or not such right, defense or counterclaim arises out of the loan evidenced by the Subordinated Note or otherwise.

                             ARTICLE
                          MISCELLANEOUS

          Section Expenses; Documentary Taxes. EEX and EEX Capital jointly and severally agree to pay, within 30 days of the date of invoice, (a) all reasonable out-of-pocket expenses (including, without limitation, expenses incurred in connection with due diligence of the Holders) associated with the preparation, execution and delivery, administration, waiver, enforcement or modification and enforcement of the documentation contemplated hereby and (b) the reasonable fees and disbursements of Latham & Watkins and Richards, Layton & Finger legal counsel to the Placement Agent and the Holders in connection with the transactions contemplated herein. EEX and EEX Capital jointly and severally agree to indemnify the Placement Agent and the Holders against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery, or the terms, of this Agreement or the Transaction Documents.

          Section Notices. All notices and other communications pertaining to this Agreement, the Certificate of Designations or any share of Preferred Stock shall be in writing and shall be delivered in person, with receipt acknowledged, or by facsimile and confirmed immediately in writing by a copy mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as hereafter set forth, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          (i) If to the Placement Agent or the Holders, to them at:

               UBS Securities LLC
               229 Park Avenue
               New York, New York 10171-0026
               Attention: James A. Ajello
               Facsimile No.: (212) 821-6119

               with a copy to:

               Latham & Watkins
               885 Third Avenue, Suite 1000
               New York, New York  10022
               Attention:  Nancy L. Schimmel, Esq.
               Facsimile No.:  (212) 751-4864

          (ii) If to EEX or EEX Capital, to it at:

               c/o Enserch Exploration, Inc.
               2500 City West Boulevard, Suite 1400
               Houston, Texas  77042
               Attention: Joseph T. Leary
               Facsimile No.: (281) 271-3416

               with a copy to:

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               1900 Pennzoil-South Tower
               711 Louisiana Street
               Houston, Texas  77002
               Attention: William D. Morris, Esq.
               Facsimile No.: (713) 236-0822

or to such other Person or address as shall be furnished to the other parties in compliance with this Section 13.2.

          Section Consent to Amendments and Waivers. (a) Except as provided in Section 13.3(b), this Agreement may be amended or supplemented with the consent of each of EEX, EEX Capital and the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Preferred Stock), and any event of default or compliance with any provision of this Agreement or the Preferred Stock may be waived with the consent of the Majority Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Preferred Stock). Preferred Stock held by EEX, EEX Capital or any of their Affiliates will not be deemed to be outstanding for purposes of this Section 13.3.

                None of the Relevant Parties shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment permitted by
Section 13.3(a) unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

          Section    Statements Required in Officer's Certificate
and   Opinion.   Each  Officer's  Certificate  with  respect   to
compliance provided for in this Agreement shall include:

               a   statement   that   the  Person   making   such
               certificate or opinion has read such covenant or condition;

               a  brief  statement as to the nature and scope  of
               the  examination or investigation upon  which  the
               statements   or   opinions   contained   in   such
               certificate or opinion are based;

               a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

               a statement as to whether, in such Person's opinion, such condition or covenant has been complied with.

          Section Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each subsequent Holder and each of their respective successors and assigns. Except as otherwise expressly provided in Section 3.2 and Article X in the preceding sentence, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, the Holders and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. Except as otherwise expressly provided in Section 3.2 and Article X in the preceding sentence, all conditions and provisions hereof are intended to be for the sole and exclusive benefit of UBS, the parties hereto and the affiliates and beneficial owners of the Holders, and any subsequent Holder of any of the Preferred Stock and their respective successors and assigns, and for the benefit of no other person.

          Section New York Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PLACEMENT AGENT, EEX AND EEX CAPITAL HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR
FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PLACEMENT AGENT, EEX AND EEX CAPITAL WAIVES, TO THE
FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          Section Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants and agreements of EEX and EEX Capital or of the Placement Agent, UBS or any subsequent Holder in this Agreement or any Preferred Stock shall bind their respective successors and assigns. Neither EEX nor EEX Capital may assign or transfer any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of the Holders of at least a majority in Liquidation Preference of Preferred Stock then outstanding. Prior to purchase of the Preferred Stock, UBS may not assign or transfer any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of EEX.

          Section Severability Clause. In case any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective in such jurisdiction only to the extent of such invalidity, illegality or unenforceability.

          Section Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in or incorporated into this Agreement, or contained in Officers' Certificates submitted pursuant hereto, shall remain operative and in full force and effect until the Preferred Stock have been repaid in full, regardless of any investigation made by or on behalf of the Holders or any controlling person of the Interim Purchasers, or by or on behalf of EEX or EEX Capital, and shall survive delivery of the Preferred Stock.

    [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the Effective Date, effective as of September 29, 1997.

                              Enserch Exploration, Inc.


                              By:
                              Name:     Joseph T. Leary
                              Title:    Vice PresidentFinance and
                              Treasurer

                              EEX Capital Inc.


                              By:
                              Name:     Joseph T. Leary
                              Title:    Vice PresidentFinance and
                              Treasurer

                              UBS Securities LLC, as Placement
                              Agent


                              By:
                              Name:     James A. Ajello
                              Title:    Managing Director

                              By:
                              Name:     Jeffrey M. Donahue
                              Title:    Director

PREFERRED STOCK:

Commitment                         UBS Securities LLC
$150,000,000.00
  (150,000 Shares)
                              By:
                              Name:     James A. Ajello
                              Title:    Managing Director


                              By:
                              Name:     Jeffrey M. Donahue
                              Title:    Director


                              Wire Transfer Instructions

                              Account Name:  UBS Securities LLC
                              Name of Bank:  The Chase Manhattan
                              Bank
                                    ABA#:  021000021
                                    Account No.:  140083231
                              Attention:     Bruce J. Burmester